Exhibit 3.1(a)

HELIOS STRATEGIC INCOME FUND, INC.

ARTICLES SUPPLEMENTARY

Helios Strategic Income Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST:  Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), and in accordance with resolutions duly adopted by the Board of Directors of the Corporation (the “Board”), the Corporation elects, notwithstanding any provision in its charter or Bylaws to the contrary, to be subject to Section 3-804(a) of the MGCL.  The repeal of the Corporation’s election to be subject to Section 3-804(a) of the MGCL may be effected only as authorized by Section 3-802(b)(3) of the MGCL.

SECOND:  The Corporation’s election to be subject to Section 3-804(a) of the MGCL has been approved by the Board in the manner and by the vote required by law.

THIRD:  The undersigned officer acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested by its Secretary this 21st day of November, 2013.

ATTEST:	Helios Strategic Income Fund, Inc.

/s/ Jonathan C. Tyras	/s/ Kim G. Redding	(SEAL)
Name: Jonathan C. Tyras	Name: Kim G. Redding
Secretary	President